Exhibit 99.1

SUN MICROSYSTEMS ANNOUNCES STOCKHOLDER APPROVAL OF ORACLE MERGER

AGREEMENT

SANTA CLARA, CALIF. — July 16, 2009 — Sun Microsystems, Inc. (NASDAQ: JAVA) announced that at a special meeting of stockholders held on July 16, 2009, its stockholders adopted the merger agreement entered into with Oracle Corporation, under which Oracle will acquire Sun common stock for $9.50 per share in cash. Approximately 62% of the shares of Sun common stock outstanding as of the record date for the meeting voted to adopt the agreement.

The transaction remains subject to regulatory approvals and other closing conditions. For more information regarding the proposed transaction, please visit www.sun.com/oracle.

About Sun Microsystems

Sun Microsystems, Inc. (NASDAQ: JAVA) develops the technologies that power the global marketplace. Guided by a singular vision — “The Network is the Computer” — Sun drives network participation through shared innovation, community development and open source leadership. Sun can be found in more than 100 countries and on the Web at http://www.sun.com.

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Sun, Sun Microsystems, the Sun logo and the Network is the Computer are trademarks or registered trademarks of Sun Microsystems, Inc. or its subsidiaries in the United States and other countries.

Investor Contact:

Ron Pasek

650-786-8008

ron.pasek@sun.com

Press Contact:

Dana Lengkeek

650-786-4017

dana.lengkeek@sun.com

Sun Microsystems, Inc.